Exhibit 99.1

6711 Columbia Gateway Drive, Suite 300
Columbia, Maryland 21046
Telephone 443-285-5400
Facsimile 443-285-7650
www.copt.com
NYSE: OFC

NEWS RELEASE

FOR IMMEDIATE RELEASE	Contact:
Mary Ellen Fowler
Vice President - Finance & Investor Relations
443-285-5450
maryellen.fowler@copt.com

CORPORATE OFFICE PROPERTIES TRUST
ANNOUNCES COO AND NEW CFO

COLUMBIA, MD August 1, 2006 — Corporate Office Properties Trust (COPT) (NYSE: OFC) announced today the appointment of a COO and new CFO. COPT has experienced significant growth over the past few years and in response to that growth, is strategically positioning itself for the future. The Company has also begun planning for the succession of its executive management team. Therefore, the Company is announcing the following changes.

Roger A. Waesche, Jr. has been promoted to Executive Vice President and Chief Operating Officer (COO). In his new position, Mr. Waesche will be responsible for investments, asset management, property management and government services. Mr. Waesche has been actively involved with the Company and its predecessor companies for the past 21 years; most recently as Executive Vice President and Chief Financial Officer (CFO) and has been an integral part of COPT’s success and growth. The COO position has been open since April 2005 when Randall M. Griffin was promoted to President and Chief Executive Officer. Effective August 14, 2006, Mr. Waesche will relinquish his CFO duties and formally assume the COO responsibilities.

Stephen E. Riffee has been named Executive Vice President and Chief Financial Officer. Effective August 14, 2006, Mr. Riffee will be responsible for accounting, finance, tax and reporting, treasury, investor relations and information technology. Most recently, Mr. Riffee was CFO of CarrAmerica Realty Corporation in Washington, DC. He joined CarrAmerica in 1999 as Senior Vice President, Controller and Treasurer. Prior to CarrAmerica, Mr. Riffee held positions with Marriott International, Inc., Burlington Northern Railroad and KPMG Peat Marwick. Mr. Riffee graduated from the University of Virginia with a Bachelor of Science in Commerce with Distinction.

“COPT is extremely fortunate to be gaining an experienced and highly qualified executive. Steve’s extensive financial experience and knowledge will prove most valuable as we continue our growth strategy. He is joining an established, well positioned management team that will continue to advance COPT’s financial performance and superior level of customer service,” stated Randall M. Griffin, President and Chief Executive Officer of Corporate Office Properties Trust. “We are also delighted to promote Roger to the COO role that builds on his considerable value creation and transactional skills. We look forward to his continued leadership with the Company and congratulate him on his significant accomplishments to date,” he added.

More detail in regard to the above changes will be discussed on COPT’s second quarter 2006 earnings conference call on August 3, 2006.

Company Information

Corporate Office Properties Trust (COPT) is a fully integrated, self-managed real estate investment trust (REIT) that focuses on the ownership, management, leasing, acquisition and development of suburban office properties located primarily in submarkets within the Greater Washington, DC region. As of March 31, 2006, the Company owned 182 office properties totaling 14.6 million rentable square feet, which included 19 properties totaling 963,000 square feet held through joint ventures. The Company has implemented a core customer expansion strategy that is built around meeting, through acquisitions and development, the multi-location requirements of the Company’s existing strategic tenants. The Company’s property management services team provides comprehensive property and asset management to company owned properties and select third party clients.  The Company’s development and construction services team provides a wide range of development and construction management services for company owned properties, as well as land planning, design/build services, consulting, and merchant development to select third party clients.  The Company’s shares are traded on the New York Stock Exchange under the symbol OFC.  More information on Corporate Office Properties Trust can be found on the Internet at www.copt.com.

Forward-Looking Information

This press release may contain “forward-looking” statements, as defined in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, that are based on the Company’s current expectations, estimates and projections about future events and financial trends affecting the Company.  Forward-looking statements can be identified by the use of words such as “may”, “will”, “should”, “expect”, “estimate” or other comparable terminology.  Forward-looking statements are inherently subject to risks and uncertainties, many of which the Company cannot predict with accuracy and some of which the Company might not even anticipate.  Accordingly, the Company can give no assurance that these expectations, estimates and projections will be achieved.  Future events and actual results may differ materially from those discussed in the forward-looking statements.

Important factors that may affect these expectations, estimates, and projections include, but are not limited to:

•                  the Company’s ability to borrow on  favorable terms;

•                  general economic and business conditions, which will, among other things, affect office property demand and rents, tenant creditworthiness, interest rates and financing availability;

•                  adverse changes in the real estate markets including, among other things, increased competition with other companies;

•                  risk of real estate acquisition and development, including, among other things, risks that development projects may not be completed on schedule, that tenants may not take occupancy or pay rent or that development or operating costs may be greater than anticipated;

•                  risks of investing through joint venture structures, including risks that the Company’s joint venture partners may not fulfill their financial obligations as investors or may take actions that are inconsistent with the Company’s objectives;

•                  our ability to satisfy and operate effectively under federal income tax rules relating to real estate investment trusts and partnerships;

•                  governmental actions and initiatives; and

•                  environmental requirements.

The Company undertakes no obligation to update or supplement any forward-looking statements.  For further information, please refer to the Company’s filings with the Securities and Exchange Commission, particularly the section entitled “Risk Factors” in Item 1 of the Company’s Annual Report on Form 10-K for the year ended December 31, 2005.